Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Second Quarter 2016 Earnings Results

•	Quarterly revenue of $54.9 million consisting of:

•	Managed Services revenue of $50.2 million,

•	Telecoms Systems Integration (TSI) revenue of $4.7 million

•	Quarterly GAAP Net Loss attributable to common stockholders of $4.8 million, $0.27 per share

•	Quarterly Adjusted EBITDA of $8.6 million

HOUSTON – August 8, 2016 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of digital technology solutions focusing on serving energy facilities, maritime vessels and other global remote locations, today reported quarterly results for the quarter ended June 30, 2016.

Quarterly revenue was $54.9 million representing a decrease of $7.4 million compared to the prior quarter and a decrease of $20.2 million compared to the prior year quarter. The revenue decrease compared to the prior quarter was primarily due to a $4.2 million decrease in Managed Services revenue (which consists of our Eastern and Western Hemisphere reporting segments) coupled with a $3.2 million decrease in TSI. The decrease compared to the prior year quarter resulted primarily from Managed Services revenue, which decreased $14.5 million, coupled with a $5.7 million decrease in TSI. These decreases were primarily due to reduced spending by oil and gas operators on upstream drilling projects as a result of lower commodity prices.

GAAP net income (loss) attributable to common stockholders was $(4.8) million, or $(0.27) per share, compared to $(1.3) million, or $(0.08) per share, in the prior quarter and net income attributable to common stockholders of $6.0 million, or $0.34 per share, in the prior year quarter.

Quarterly Adjusted EBITDA was $8.6 million compared to $10.7 million in the prior quarter and $18.5 million in the prior year quarter. The decrease resulted primarily from lower revenue partially offset by cost containment actions.

Capital expenditures were $4.7 million compared to $4.9 million in the prior quarter and $8.1 million in the prior year quarter. Unlevered Free Cash Flow, defined as Adjusted EBITDA less capital expenditures was $4.0 million compared to $5.8 million in the prior quarter and $10.4 million in the prior year quarter.

In the quarter ended June 30, 2016, the Company recorded restructuring charges of $1.1 million, $0.4 million of impairment of intangible assets, $0.2 million of CEO search costs and ERP implementation costs of $0.6 million. In the quarter ended March 31, 2016, the Company recorded $1.9 million of executive departure costs, acquisition costs of $0.2 million, $0.3 million of CEO search costs,

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net restructuring charges of ($0.6) million and ERP implementation costs of $0.4 million. The restructuring charges, impairment of intangible assets, executive departure costs and acquisition costs are added back to net income (loss) in our non-GAAP measures below.

Steven E. Pickett, chief executive officer and president, commented, “During the second quarter, our managed services business continued to feel the effects of difficult conditions in the oil and gas drilling sector. We have now embarked on a global restructuring of our business that will enable us to better focus on optimizing our business and providing best-in-class services to the energy industry. While not significant today, we are encouraged by the progress of next generation, high throughput satellite technologies and the opportunities that could accompany or follow their commercial rollout.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, August 9, 2016, to discuss RigNet’s 2016 second quarter results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit (excluding depreciation and amortization), Adjusted EBITDA and Unlevered Free Cash Flow. Gross Profit (excluding depreciation and amortization), Adjusted EBITDA and Unlevered Free Cash Flow are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filings for the year ended December 31, 2015 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, intangibles, property, plant and equipment, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property, plant and equipment, change in fair value of derivatives, stock-based compensation, merger/acquisition costs, executive departure costs, restructuring charges and non-recurring items. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

We define Unlevered Free Cash Flow as Adjusted EBITDA less capital expenditures. Unlevered Free Cash Flow should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ:RNET) is a leading global provider of digital technology solutions serving remote locations, including energy facilities and maritime vessels. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing, crew welfare, asset monitoring and real-time data services. RigNet is based in Houston, Texas and has operations around the globe.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Charles E. Schneider	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$54,911	$62,341	$75,106	$117,252	$152,756

Expenses:
Cost of revenue (excluding depreciation and amortization)	33,276	36,276	39,736	69,552	83,669
Depreciation and amortization	9,013	8,243	8,211	17,256	16,307
Impairment of intangible assets	397	—	—	397	—
Selling and marketing	1,943	1,892	2,262	3,835	4,940
General and administrative	13,576	15,341	15,794	28,917	36,285

Total expenses	58,205	61,752	66,003	119,957	141,201

Operating income (loss)	(3,294)	589	9,103	(2,705)	11,555
Other expense, net	(328)	(954)	(348)	(1,282)	(1,428)

Income (loss) before income taxes	(3,622)	(365)	8,755	(3,987)	10,127
Income tax expense	(1,234)	(902)	(2,635)	(2,136)	(4,949)

Net income (loss)	$(4,856)	$(1,267)	$6,120	$(6,123)	$5,178

Income (Loss) Per Share – Basic and Diluted
Net income (loss) attributable to RigNet, Inc. common stockholders	$(4,751)	$(1,333)	$6,039	$(6,084)	$5,010
Net income (loss) per share attributable to RigNet, Inc. common stockholders, basic	$(0.27)	$(0.08)	$0.35	$(0.35)	$0.29
Net income (loss) per share attributable to RigNet, Inc. common stockholders, diluted	$(0.27)	$(0.08)	$0.34	$(0.35)	$0.28
Weighted average shares outstanding, basic	17,634	17,613	17,499	17,624	17,482
Weighted average shares outstanding, diluted	17,634	17,613	17,893	17,624	17,857

Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$21,635	$26,065	$35,370	$47,700	$69,087
Gross Profit (excluding depreciation and amortization) margin	39.4%	41.8%	47.1%	40.7%	45.2%
Adjusted EBITDA	$8,624	$10,666	$18,506	$19,290	$35,620
Adjusted EBITDA margin	15.7%	17.1%	24.6%	16.5%	23.3%
Unlevered Free Cash Flow	$3,954	$5,761	$10,423	$9,715	$19,464

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(in thousands)
Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	$13,476	$18,300	$27,508	$31,776	$53,486
Depreciation and amortization related to cost of revenue	8,159	7,765	7,862	15,924	15,601

Gross Profit (excluding depreciation and amortization)	$21,635	$26,065	$35,370	$47,700	$69,087

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(in thousands)
Reconciliation of Net Income (loss) to Adjusted EBITDA and Unlevered Free Cash Flow:
Net income (loss)	$(4,856)	$(1,267)	$6,120	$(6,123)	$5,178
Interest expense	643	668	508	1,311	1,019
Depreciation and amortization	9,013	8,243	8,211	17,256	16,307
Impairment of intangible assets	397	—	—	397	—

Gain on sales of property, plant and equipment, net of retirements	(134)	(16)	(1)	(150)	(13)
Stock-based compensation	1,128	714	1,033	1,842	1,982
Restructuring costs	1,129	(632)	—	497	6,198
Executive departure costs	—	1,884	—	1,884	—
Acquisition costs	70	170	—	240	—
Income tax expense	1,234	902	2,635	2,136	4,949

Adjusted EBITDA (non-GAAP measure)	$8,624	$10,666	$18,506	$19,290	$35,620

Adjusted EBITDA (non-GAAP measure)	$8,624	$10,666	$18,506	$19,290	$35,620
Capital expenditures	4,670	4,905	8,083	9,575	16,156

Unlevered Free Cash Flow (non-GAAP measure)	$3,954	$5,761	$10,423	$9,715	$19,464

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	June 30, 2016	December 31, 2015
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$59,456	$60,468
Restricted cash – current portion	298	543
Restricted cash – long-term portion	1,500	—
Total assets	248,821	258,116
Current maturities of long-term debt	8,388	8,421
Long-term debt	64,976	69,238

	Six Months Ended June 30,
	2016	2015
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$60,468	$66,576
Net cash provided by operating activities	18,440	13,435
Net cash used in investing activities	(15,343)	(13,891)
Net cash used in financing activities	(3,859)	(4,295)
Changes in foreign currency translation	(250)	(301)

Cash and cash equivalents, June 30,	$59,456	$61,524

	2nd Quarter 2016	1st Quarter 2016	4th Quarter 2015	3rd Quarter 2015	2nd Quarter 2015
Selected Operational Data:
Offshore drilling rigs (1)	211	232	238	255	270
Strategic initiatives (2)	491	499	519	537	515
Other sites (3)	236	287	373	436	442

Total	938	1,018	1,130	1,228	1,227

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, support vessels and international land rigs
(3)	Includes U.S. onshore drilling rigs, completion sites, man-camps, remote offices and supply bases

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(in thousands)
Eastern Hemisphere:
Revenue	$29,131	$31,450	$38,085	$60,581	$77,056
Cost of revenue	15,643	16,496	18,734	32,139	36,634

Gross Profit (non-GAAP measure)	13,488	14,954	19,351	28,442	40,422

Gross Profit margin	46.3%	47.5%	50.8%	46.9%	52.5%
Depreciation and amortization	4,864	4,473	3,988	9,337	7,960
Selling, general and administrative	2,911	3,076	3,664	5,987	7,192

Operating income	$5,713	$7,405	$11,699	$13,118	$25,270

Adjusted EBITDA (non-GAAP measure)	$10,613	$11,697	$15,735	$22,310	$33,210

Adjusted EBITDA margin	36.4%	37.2%	41.3%	36.8%	43.1%

Western Hemisphere:
Revenue	$21,088	$22,971	$26,654	$44,059	$54,782
Cost of revenue	12,080	13,129	11,714	25,209	25,668

Gross Profit (non-GAAP measure)	9,008	9,842	14,940	18,850	29,114

Gross Profit margin	42.7%	42.8%	56.1%	42.8%	53.1%
Depreciation and amortization	2,721	2,716	2,964	5,437	5,980
Selling, general and administrative	3,286	3,170	4,326	6,456	8,880

Operating income	$3,001	$3,956	$7,650	$6,957	$14,254

Adjusted EBITDA (non-GAAP measure)	$6,204	$6,671	$10,707	$12,875	$19,956

Adjusted EBITDA margin	29.4%	29.0%	40.2%	29.2%	36.4%

Telecoms Systems Integration:
Revenue	$4,692	$7,920	$10,367	$12,612	$20,918
Cost of revenue	3,594	5,276	7,715	8,870	15,788

Gross Profit (non-GAAP measure)	1,098	2,644	2,652	3,742	5,130

Gross Profit margin	23.4%	33.4%	25.6%	29.7%	24.5%
Depreciation and amortization	9	29	774	38	1,538
Selling, general and administrative	721	921	1,356	1,642	2,436

Operating income (loss)	$368	$1,694	$522	$2,062	$1,156

Adjusted EBITDA (non-GAAP measure)	$80	$1,654	$1,318	$1,734	$2,567

Adjusted EBITDA margin	1.7%	20.9%	12.7%	13.7%	12.3%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net